Exhibit 99.2

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

GLENN FREEDMAN and L.I.S.T., INC.,	)
on behalf of themselves and all others	)
similarly situated,	)

)

Plaintiffs,	) C.A. No. 1969-N
)
v.	)
) CONFIDENTIAL -
HANOVER DIRECT, INC. et al.,	) FILED UNDER SEAL
)
)
Defendants.	)

AMENDED COMPLAINT

YOU ARE IN POSSESSION OF A DOCUMENT FILED IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE THAT IS CONFIDENTIAL AND FILED UNDER SEAL

If you are not authorized by Court order to view or retrieve this document, read no further than this page. You should contact the following persons:

Carmella P. Keener (Del. Bar No. 2810)

Jessica Zeldin (Del. Bar No. 3558)

Rosenthal, Monhait & Goddess, P.A.

919 Market Street, Suite 1401

Wilmington, DE 19899

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THIS DOCUMENT IS CONFIDENTIAL AND FILED UNDER SEAL. REVIEW AND ACCESS TO THIS DOCUMENT IS PROHIBITED EXCEPT BY PRIOR COURT ORDER.

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

GLENN FREEDMAN and L.I.S.T., INC.,	)
on behalf of themselves and all others	)
similarly situated,	)

)

Plaintiffs,	) C.A. No. 1969-N
)
v.	) CONFIDENTIAL -
) FILED UNDER SEAL
HANOVER DIRECT, INC. et al.,	)
)
Defendants.	)

AMENDED COMPLAINT

Plaintiffs, Glenn Freedman and L.I.S.T., Inc., by their attorneys, allege upon personal knowledge with respect to paragraph 1, and upon information and belief, including the investigation of counsel and information obtained through a demand pursuant to 8 Del. C. § 220, as follows:

NATURE OF THE ACTION

1.            This is a shareholders’ class action on behalf of the public shareholders of defendant Hanover Direct, Inc. (“Hanover” or the “Company”) against certain of the Company’s officers, directors and controlling shareholder, to enjoin the proposed acquisition of all of Hanover’s outstanding common stock by its controlling shareholder, Chelsey Direct LLC (“Chelsey”). As set forth below, the Board of Directors of Hanover, comprised entirely of Chelsey appointees, authorized the Company to enter into a definitive merger agreement pursuant to which Chelsey will acquire the remaining shares of Hanover that it does not already own for $0.25 per share in cash (the “Proposed Transaction”). Notwithstanding their obvious

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conflicts of interest, the Individual Defendants (as defined below) have issued a recommendation in favor of the Proposed Transaction. By reason of Chelsey’s 92% voting control of the Company, it is in a position to approve the Proposed Transaction even in the face of opposition by all of Hanover’s minority shareholders.

2.            The agreed-upon consideration that Chelsey will pay to members of the Class (as defined below) in the Proposed Transaction is unfair and grossly inadequate because, among other things, the financial advisor to the Special Committee (formed in connection with the First Offer) concluded that it believed a fair range of value for the Company exceeds $1.25 per share. Indeed, the intrinsic value of Hanover’s common stock is materially in excess of the amount offered, giving due consideration to, among other things, the Company’s actual and anticipated operating results, as well as the public market trading value of the Company’s common stock. The entire fairness standard of judicial review applies to all aspects of the Proposed Transaction because, as the Company’s majority controlling shareholder, Chelsey stands on both sides of the Proposed Transaction. However, the process from the outset has been flawed and defendants have abdicated their fiduciary duties owed to Hanover’s minority shareholders.

3.            In addition, the defendants have failed and/or refused to disclose all material information to Hanover’s public shareholders concerning the Proposed Transaction, thus preventing them from making an informed decision concerning the Proposed Transaction.

4.            Absent the injunctive relief requested herein, plaintiffs and the Class will suffer irreparable harm.

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THE PARTIES

5.            Plaintiffs Glenn Freedman and L.I.S.T., Inc. (“plaintiffs”) are the owners of in excess of 57,000 shares of common stock of Hanover Direct, Inc. (“Hanover” or the “Company”) and have been the owners of such shares continuously since prior to the wrongs complained of herein.

6.            Hanover is a corporation duly existing and organized under the laws of the State of Delaware, with its principal executive offices located in Weehawken, New Jersey. Hanover operates as a specialty direct marketer in the United States. Hanover’s common stock was delisted from the American Stock Exchange effective February 16, 2005 and has since traded on the Pink Sheets under the trading symbol “HNVD.PK.”

7.            Chelsey Direct, LLC (“Chelsey”) is a Delaware limited liability company and private holding company which, with its affiliates, beneficially owns approximately 77% of the common stock after giving effect to the exercise of all outstanding options and warrants to purchase common stock beneficially owned by Chelsey. In addition, Chelsey is holder of 100% of the Company’s Series C Participating Preferred Stock (“Series C Preferred”). Including the Series C Preferred and outstanding options and warrants beneficially owned by Chelsey, Chelsey controls approximately 92% of the voting rights of the Company. Chelsey is entitled to fill four seats on the Company’s board of directors. Presently, Chelsey appointees comprise the entire Board. As the majority and controlling shareholder of Hanover, Chelsey owes fiduciary duties of good faith, fair dealing, loyalty, candor, and due care to plaintiffs and the other members of the Class. Specifically in this going-private transaction, defendants are obligated to ensure that

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minority shareholders are protected by both fair price and a fair process in the transaction, which they have failed to do.

8.            Defendant Stuart Feldman (“Feldman”) is, and at all relevant times has been, a director of Hanover. He also has been a principal of Chelsey Capital, LLC (“Chelsey Capital”), a private hedge fund and affiliate of Chelsey, for more than five years. Feldman is also the principal beneficiary of the Chelsey Capital Profit Sharing Plan, which is the sole member of Chelsey Capital. Feldman was elected a director of the Company by Chelsey effective November 18, 2003, the date of the Recapitalization (described below).

9.            Defendant William B. Wachtel (“Wachtel”) is, and at all relevant times has been, Chairman of the Board of Directors of Hanover. He also serves as the sole Manager of Chelsey and has been a managing partner of Wachtel & Masyr, LLP, or its predecessor law firm (Gold & Wachtel, LLP), since its founding in August 1984 (the “Wachtel Firm”). The Wachtel Firm has provided, and continues to provide, legal services to the Company.

10.          Defendant Wayne P. Garten (“Garten”) has, at all relevant times, been the President, Chief Executive Officer and a director of Hanover. Garten is a Chelsey appointee on the board. Garten will continue as CEO after consummation of the Merger.

11.          Defendant Paul S. Goodman (“Goodman”) was designated by Chelsey to fill a vacancy on the board effective April 12, 2004. Goodman is also Chief Executive Officer of Chelsey Broadcasting, LLC, a Chelsey affiliate.

12.          The defendants referred to in paragraph 8 through 11 are collectively referred to herein as the “Individual Defendants.”

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13.          The Individual Defendants are in a fiduciary relationship with plaintiffs and the other public stockholders of Hanover, and owe them the highest obligations of good faith, fair dealing, due care, loyalty and full and candid and adequate disclosure.

CLASS ACTION ALLEGATIONS

14.          Plaintiffs bring this action on their own behalf and as a class action, pursuant to Court of Chancery Rule 23, on behalf of themselves and the public shareholders of Hanover common stock (the “Class”). Excluded from the Class are defendants herein and any person, firm, trust, corporation or other entity related to or affiliated with any of the defendants.

15.	This action is properly maintainable as a class action.

16.          The Class is so numerous that joinder of all members is impracticable. As of February 27, 2006, there were approximately 8 million publicly held shares of Hanover common stock outstanding.

17.          There are questions of law and fact which are common to the Class including, inter alia, the following:

(a)          whether the Proposed Transaction described herein is grossly unfair to the Class;

(b)          whether defendants have breached their fiduciary and other common law duties owed by them to plaintiffs and the other members of the Class; and

(c)          whether plaintiffs and the other members of the Class would be irreparably damaged were the Proposed Transaction complained of herein consummated.

18.          Plaintiffs are committed to prosecuting this action and have retained competent counsel experienced in litigation of this nature. Plaintiffs’ claims are typical of the claims of the

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other members of the Class and plaintiffs have the same interests as the other members of the Class. Accordingly, plaintiffs are adequate representatives of the Class and will fairly and adequately protect the interests of the Class.

19.          The prosecution of separate actions by individual members of the Class would create the risk of inconsistent or varying adjudications with respect to individual members of the Class which would establish incompatible standards of conduct for defendants, or adjudications with respect to individual members of the Class which would as a practical matter be dispositive of the interests of the other members not parties to the adjudications or substantially impair or impede their ability to protect their interests.

20.          Defendants have acted, or refused to act, on grounds generally applicable to, and causing injury to, the Class and, therefore, preliminary and final injunctive relief on behalf of the Class as a whole is appropriate.

SUBSTANTIVE ALLEGATIONS

Chelsey Acquires Its Controlling Stake

21.          On or about May 19, 2003, Chelsey purchased all of the Company’s common stock owned by Richemont Finance S.A., a Luxembourg company (“Richemont”), representing, at the time, approximately 21.3% of the Company’s common stock outstanding and 100% of the Company’s Series B Preferred Stock for a purchase price of $40,000,000. As a result of this transaction (to which the Company was not a party), Chelsey became the beneficial owner of 29,446,888 shares of Common Stock of the Company, or approximately 21.3% of the Common Stock, and 1,622,111 shares of the Company’s Series B Participating Preferred Stock, having a par value of $0.01 per share and ten votes per share (the “Series B Preferred Stock”), consisting

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of all of the issued and outstanding shares of preferred stock of the Company, and, with its Common Stock, collectively representing approximately 29.6% of the combined voting power of the Company’s securities.

22.          On November 30, 2003, the Company effectuated a recapitalization pursuant to a Recapitalization Agreement, dated as of November 18, 2003, with Chelsey (the “Recapitalization Agreement”), reconstituted the Board of Directors of the Company and settled certain outstanding litigation between the Company and Chelsey (the “Recapitalization”).

23.          Prior to the consummation of the Recapitalization, Regan Partners was the holder of 38,795,017 shares of Common Stock of the Company, or approximately 28.0% of the outstanding Common Stock.

24.          Pursuant to the Recapitalization Agreement, Chelsey exchanged all of its Series B Preferred Stock for 564,819 shares of newly created Series C Preferred Stock and 81,857,833 additional shares of Common Stock. The shares of Series C Preferred Stock are entitled to vote with the shares of Common Stock on all matters on which the Common Stock votes and are entitled to one hundred (100) votes per share plus that number of votes as shall equal the dollar value of any accrued, unpaid and compounded dividends with respect to such shares. The Series C Preferred Stock is also entitled to vote as a class on any matter that would adversely affect such Series C Preferred Stock.

25.          Upon the closing of the Recapitalization, the number of directors comprising the Board of Directors of the Company was fixed at nine, five of whom were designated by Chelsey. The Committees of the Board of Directors were also reconstituted, simultaneously with the execution of the Recapitalization Agreement. Upon the issuance of the Series C Preferred Stock

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and the additional shares of Common Stock to Chelsey pursuant to the Recapitalization Agreement, Chelsey became the owner of 111,304,721 shares of Common Stock constituting approximately 51% of the outstanding Common Stock, and 564,819 shares of Series C Preferred Stock, constituting all of the outstanding shares of preferred stock and with its Common Stock collectively representing approximately 61% of the combined voting power of the Company.

26.          Regan Partners continued to be the holder of 38,728,350 shares of Common Stock of the Company, but its interest, along with the interests of the Company’s other public stockholders, was diluted and reduced to approximately 17.2% of the outstanding common stock.

27.          Upon the reconstitution of the Board of Directors pursuant to the Recapitalization Agreement, Chelsey had the ability to designate a majority of the members of the Board of Directors and Regan had the ability to designate one member of the Board of Directors for a period of two years. The Recapitalization was a “change in control” of the Company.

28.          On July 8, 2004, the Company closed and funded a $20 million junior secured term loan facility (the “Term Loan Facility”) with Chelsey Finance, LLC (“Chelsey Finance”), an affiliate of its controlling shareholder, Chelsey. The Term Loan Facility is for a three-year term, subject to earlier maturity upon the occurrence of a change in control or sale of the Company, and carries an interest rate of 5% above the prime rate publicly announced by Wachovia Bank, N.A., payable currently. The Term Loan Facility is secured by a second priority lien on the assets of the Company. In connection therewith, Chelsey Finance concurrently entered into an intercreditor and subordination agreement with the Company’s senior secured lender, Congress Financial Corporation.

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29.          In consideration for providing the Term Loan Facility to the Company, Chelsey Finance received a closing fee of $200,000, which was paid in cash, and received a warrant (the “Common Stock Warrant”) to purchase 30% of the fully diluted shares of Common Stock of the Company. Also pursuant to the terms and conditions of the Recapitalization Agreement, the Company agreed to present to the Company’s stockholders a proposal to amend its Certificate of Incorporation to effect a one-for-ten reverse split of the Company’s Common Stock (the “Reverse Stock Split”).

30.          The Reverse Stock Split was approved at Hanover’s annual stockholder meeting on August 12, 2004, through the voting power of Chelsey and affiliates, and consummated on or about September 27, 2004, effectively increasing the voting power of the common stock held by Chelsey and decreasing the collective voting power of the common stock held by other shareholders.

31.          Recognizing Chelsey’s increasing dominion and control over the Company, effective July 30, 2004, Basil Regan resigned from Hanover’s Board of Directors. Thereafter, on January 10, 2005, Regan sold all of the common stock held by him, Regan Partners, L.P., Regan International Fund Limited to Chelsey.

Recent Financial Results and Accounting Issues

32.          On October 27, 2005, the Company issued a press release which contained, in part, the following:

Item 2.02 Results of Operations and Financial Condition.

As set forth in greater detail in Item 4.01 below, the Audit Committee of the Board of Directors of Hanover Direct, Inc. (the “Company”) has dismissed the Company’s current principal

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independent auditors, KPMG LLP (“KPMG”) prior to their completion of the audit of the Company’s financial statements for the 2004 fiscal year. Because the Company’s new auditors, once selected by the Audit Committee, will require an indeterminate period of time to audit the Company’s financial statements which will further delay the already delayed filing of the Company’s fiscal year 2004 Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, the Company has included as exhibits to this Current Report a current draft of the Company’s fiscal year 2004 Annual Report on Form 10-K and a current draft of the Quarterly Report on Form 10-Q for the Quarterly Period ended June 25, 2005. Management believes that the financial statements included in the draft of the Form 10-K are accurate and are in a form that management was prepared to file had the Company received an audit report from its independent auditors. Similarly, the financial statements included in the second quarter 2005 Form 10-Q have not been reviewed by an independent auditor. Accordingly, neither the draft Form 10-K nor the draft Form 10-Q comply with the requirements of the Securities Exchange Act of 1934.

Moreover and as described below, prior to KPMG’s dismissal, KPMG identified material weaknesses in internal controls and informed the Company in a September 22, 2005 letter (“September 22nd KPMG Letter”) that it would have to perform additional audit procedures before KPMG could issue a report on the Company’s financial statements. KPMG did not perform these additional audit procedures prior to its dismissal.

The Company’s new independent auditors may require revisions to the financial statements and/or disclosures included in the drafts of the 2004 Form 10-K and second quarter 2005 Form 10-Q. In addition because of external factors beyond the Company’s control and because of the passage of time before the filing of the Form 10-K and Form 10-Q, the drafts included as exhibits may require other changes. Consequently, it is probable that these documents will be modified before being filed. Readers are cautioned that there can be no assurances that these modifications will not materially affect the financial results reported in and/or the disclosures contained in the draft filings.

33.          In November 2004, the Company announced that, before Hanover could file its annual report with the Securities and Exchange Commission (“SEC”), an internal audit needed to

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be completed due to an error in the accounting treatment of discount obligations due to members of certain of the Company’s buyer’s club programs for three of its catalogs. The American Stock Exchange then halted trading of Hanover shares because of the Company’s uncorrected accounting problems. Hanover shares were delisted from the American Stock Exchange. Without any word from the Company, the shares then started trading on the Pink Sheets, where they remain until this day.

34.          In its 10Q filed with the SEC on December 12, 2005, the Company stated, in pertinent part, as follows:

In 2005, the liquidity position of the Company continues to strengthen as a result of improved operating results, proceeds from the sale of Gump’s and as a result of securing the $20.0 million Chelsey Facility on July 8, 2004 and concurrently amending the terms of the Wachovia Facility. The additional working capital has continued to provide us the ability to restore inventory to adequate levels in order to support higher demand driven by an overall increase in catalog circulation. The funding has eliminated substantially all vendor restrictions involving our credit arrangements. The $8.9 million in proceeds from the sale of Gump’s enabled the Company to pay down $8.1 million of the Wachovia revolving loan facility during the first quarter of 2005.

35.          The Company’s internal audit with respect to its annual report was not completed until February of 2006. On February 21, 2006, the Company issued a press release announcing preliminary financial results for the fourth quarter and fiscal year 2005 and the completion of the 2004 audit and the filing of all past due SEC periodic reports. Specifically, the Company reported that it expected to report revenue of $407 million for 2005, compared with $403 million in the prior year. Net income for 2005, which included some one-time sources, was expected to be $11.7 million, compared with $4.9 million for fiscal 2004. Despite the generally positive

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results, including the Company maintaining constant year-over year sales, as well as achieving a profit despite the costs associated with the year-long audit, the statements by the Company in the release accentuated only the negatives associated with the financials and the audit. Despite the negative tone of the Hanover press release concerning its 2005 results, the stock closed at $2.75 on February 23, 2006.

36.          On March 31, 2006, the Company filed its Annual Report on Form 10K and indicated that Hanover ended the year with income from continuing operations of $9.0 million and net income applicable to common shareholders of $11.7 million on sales of $407.4 million, all which were increases over the prior year. In addition, for the first three quarters of 2006, Hanover reported increases in net revenues. Specifically, for the first quarter, net revenues increased $10.6 million, or 11.8%, to $100.3 million from $89.7 million in the first quarter of 2005. For the second quarter of 2006, net revenues increased $19.1 million, or 10.1%, to $209.0 million from $189.9 million in the first six months of 2005. Overall, during the first nine months of 2006, net revenues increased $16.0 million (5.6%) for the 39-week period ended September 30, 2006 to $302.8 million from $286.8 million for the first nine months of 2005.

37.          Hanover’s business is a seasonal one and, with the holiday season upon us, the Company’s fourth quarter is generally expected to be its best. Notably, however, the Company’s results are temporarily being negatively impacted by the accounting changes necessitated by the above-mentioned restatement. Specifically, the Company stated the following in its quarterly report for the quarter ended September 30, 2006:

As a result of switching from selling memberships on a retail basis to a wholesale basis and the different economic arrangements under the two agreements, there will be lag in revenue recognition

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from membership programs sold and we will be amortizing the revenue from membership sales over the life of the memberships.

Although the Company’s public shareholders cannot predict how the Company will perform, defendants are privy to the specific details of Hanover’s fourth quarter performance to date, expected year end results, and future growth prospects.

38.          Notwithstanding Chelsey’s negative spin on Hanover’s current financial and expected future results, the Company has time and again successfully amended its existing loan agreement with Wachovia Bank (the “Wachovia Loan Agreement”). Most recently, the thirty-fifth amendment to the Wachovia Loan Agreement, which took effect March 28, 2006, reduced the interest rate by 0.5%, eliminated the annual Revolver fee, reduced the required minimum levels of EBITDA covenant and consented to certain transactions between the Company’s subsidiaries. Notably, there were no fees paid in connection with this amendment. It is extremely doubtful that Wachovia would consent to such an amendment if Hanover were really in the dire straits that Chelsey and the defendants have made it out to be.

The First Buyout Offer From Chelsey

39.          On February 27, 2006, Hanover announced that it received a proposal from Chelsey to acquire all of the Company’s outstanding stock that it did not already own for $1.25 per share in cash, a significant discount to its last trading price of $2.55 the day prior to the announcement (the “First Offer”). At the time, Chelsey stated that it was only interested in pursuing the First Offer and had no interest in selling its holdings. On February 28, 2006, the Board met and authorized the formation of a special committee, comprised of directors A. David Brown, Robert H. Masson and Donald Hecht (the “Special Committee”) to review and evaluate

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the First Offer. The Special Committee retained Wilmer Cutler Pickering Hale and Dorr LLP (“Wilmer Hale”), who had previously been retained by the Company to serve as counsel to the Audit Committee in connection with the investigation of the restatement and other accounting-related matters.

40.          According to the preliminary proxy statement concerning the Proposed Transaction filed by Hanover with the SEC on December 15, 2006 (the “Proxy”), on March 9, 2006, the Company selected Houlihan Lokey Howard and Zukin (“Houlihan Lokey”) as its financial advisor. Houlihan Lokey was formally engaged by the Special Committee on March 28, 2006 and reviewed with the Special Committee its due diligence plan, as well as its initial discussions with Hanover management in beginning to carry out that plan.

41.          On April 12, 2006, Houlihan presented a first draft of discussion materials to the Special Committee. According to the Proxy, the Special Committee sought additional due diligence materials and requested that Houlihan seek Company projections for purposes of its presentation. Shockingly, the Proxy indicates that Houlihan advised the Special Committee that the Company had explained that it had no existing projections.

42.          On April 18, 2006, Houlihan made a presentation to the Special Committee and discussed a range of values for Hanover common stock based on projected levels of EBITDA and EBITDA multiples that ranged from $1.18 per share (assuming $18.0 million of EBITDA and a multiple of 7 times) to $3.10 per share (assuming $21.0 million of EBITDA and a multiple of 9 times). After the presentation, the Special Committee authorized Houlihan and Wilmer Hale to meet with representatives from Chelsey. On April 19, 2006, representatives from the Special Committee met with Chelsey representatives. Chelsey presented its views on why $1.25 per

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share was significantly in excess of the value of the Hanover common stock at that time. The Special Committee sought a price in excess of $1.25 per share of common stock but did not propose a specific price at that meeting. Chelsey based its presentation on revised projected EBITDA that reflected a purported decline as a result of increased outbound merchandise shipment costs caused by the bankruptcy of APX, a major freight consolidator used by Hanover, declining productivity in the distribution center, higher postage and paper among other factors.

43.          On May 5, 2006, the Special Committee directed Houlihan to seek more information on matters raised by Chelsey regarding the APX bankruptcy and other factors that, according to Chelsey, negatively impacted EBITDA. On May 15, 2006, Houlihan met with the Special Committee and reviewed written material, including revised figures based on reduced levels of projected EBITDA. The revision reduced the range of values from $0.85 per share (assuming EBITDA of $16.5 million and a multiple of 7 times) to $3.17 (assuming EBITDA of $22.5 million and a multiple of 8.5 times). Notably, the Proxy does not offer any explanation concerning the appropriateness of a reduction in the levels of projected EBITDA for the Company, any of the assumptions underlying that reduction, and/or any views any of the defendants, or Houlihan, had with respect to the appropriateness of a reduction in projected EBITDA.

44.          On May 17, 2006, the Special Committee met with representatives from Chelsey, Houlihan and Wilmer Hale, and engaged in an extended discussion regarding the appropriate price for Hanover. Not surprisingly, Chelsey representatives explained that they considered $1.25 per share to be very generous in light of Hanover’s allegedly declining prospects.

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45.          After the meeting, the Special Committee met with representatives from Houlihan and Wilmer Hale and requested that Houlihan perform additional due diligence. On May 24, 2006, Houlihan delivered a revised presentation to the Special Committee, which presented a further range of EBITDA numbers based on their discussions with representatives from Hanover’s management regarding their views of the declining prospects for Hanover. Even assuming Chelsey’s worst case scenario, Houlihan’s revised range of prices per share implied a range of values from $0.10 per share (assuming EBITDA of $13 million and a multiple of 7 times) to $2.65 (assuming EBITDA of $20.5 million and a multiple of 8.5 times).

46.        Houlihan advised the Special Committee that it believed a fair range of values exceeded $1.25 per share. Not surprisingly, after expressing this opinion, Houlihan was not asked to render a fairness opinion, nor were they asked to perform any additional services for the defendants. And, the very next day, Chelsey announced that it was withdrawing the First Offer.

47.        On July 21, 2006, Hanover announced, without any explanation, that each of the members of the Special Committee had resigned from the Board. To date, having taken the advice of counsel that Hanover is not legally required to have independent directors, the Company has not made any efforts to fill any of these vacancies on the Board with independent directors who could adequately protect the interests of the Company’s minority public shareholders in connection with any proposed transaction with Chelsey.

The Defendants’ New Financial Advisor and its Flawed Analyses

48.        Clearly unhappy with Houlihan’s analyses and conclusions relating to the First Offer, the Defendants sought out a new financial advisor who would do Chelsey’s bidding for them and, specifically, provide them with analyses that would support Chelsey’s views

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concerning the value of the Company. On September 19, 2006, just days after plaintiffs herein filed a complaint in this Court to compel an annual shareholder meeting in light of the fact that one had not been held for over two years, Hanover retained Goldsmith, Agio, Helms & Lynner (“Agio”) for this purpose.

49.        On September 23, 2006, representatives of Agio met with Hanover senior management to gain an understanding about Hanover, its finances and its future prospects. According to the Proxy, management (who have a vested interest in any transaction with Chelsey) began assembling the information including the preparation of projections for fiscal years 2006 through 2009.

50.        On November 8, 2006, Agio delivered its report and valuation analysis to the Board (the “Valuation Analysis”). Without giving any weight to the market price of Hanover’s common stock, which on that date was trading at $1.30 per share, Agio concluded that the Company’s common stock has no value insofar as it concluded that Hanover’s enterprise value was less than the value of its outstanding debt and preferred stock which, of course, is predominantly owned by the Company’s controlling shareholder, Chelsey. As discussed in more detail below, the Valuation Analysis is seriously flawed. In addition to confusing and/or misleading statements concerning the reason why Agio was retained and the purpose of the Valuation Analysis, and as discussed in more detail at ¶¶ 54-60, Agio’s Valuation Analysis itself suffers from the following flaws: Agio made unsupported assumptions in each of its analyses; Agio inconsistently applied data in its analyses; Agio considered certain information while excluding other highly relevant and material information, without any explanation for doing so; and, at the end of the day, Agio does not offer any conclusions concerning the value of the

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Company as an acquisition candidate, nor does Agio otherwise consider or offer any conclusions relating to the Proposed Transaction upon which the Company’s shareholders could rely in determining whether or not to pursue appraisal.1 Despite its obvious flaws, Chelsey relied on the Valuation Analysis in making its next move.

The Opportunistic Second Offer

51.        On November 20, 2006, the Company announced that its Board, now made up entirely of Chelsey appointees, had unanimously approved and entered into a definitive merger agreement with Chelsey pursuant to which Chelsey will acquire all of the shares of common stock of the Company that they do not already own for $0.25 per share in cash (the “Second Offer” or the “Proposed Transaction”).

52.        The consideration to be paid to plaintiff and the Class in connection with the Proposed Transaction is unfair, grossly inadequate and constitutes unfair dealing because, among other things:

a.	The intrinsic value of Hanover is materially in excess of the Second Offer, giving due consideration to the Company’s operating results, future prospects, and established markets;
b.	Chesley is opportunistically timing the Second Offer while the Company is experiencing a temporary lag in revenue recognition from membership programs sold;

_________________________

1             In fact, the Proxy contains the following specific disclaimer: “AGIO DID NOT CONSIDER THE TERMS OF THE MERGER, AND ITS VALUATION ANALYSIS IS NOT AN OPINION AS TO THE FAIRNESS OF THE MERGER CONSIDERATION.”

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c.	Houlihan concluded that a fair range of value for the Company exceeds $1.25 per share;
d.	Based upon a properly performed comparable companies analysis, a reasonable value for the Company is in excess of both the First Offer and the Second Offer;
e.	Based upon a properly performed discounted cash flow analysis, a reasonable value for the Company is in excess of both the First Offer and the Second Offer;
f.	Based upon a properly performed comparable transactions analysis, a reasonable value for the Company is in excess of both the First Offer and the Second Offer;
g.

The consideration offered in the Proposed Transaction represents a 79% discount to the trading value of the Company’s stock prior to the announcement of the Proposed Transaction as compared to typical merger premiums in comparable transactions of between 20% and 30%.

53.        By agreeing to the Proposed Transaction, the Individual Defendants are seeking to aggrandize their own interests at the expense of the Company’s unaffiliated shareholders.

The Proxy is Replete with Misleading Information and

Omissions of Material Information Concerning the Proposed Transaction

54.        On December 15, 2006, Hanover filed the Proxy with the SEC. On that same date, Hanover filed a Form SC13E3 (the “13E3”, together with the Proxy, the “Disclosure Documents”) containing, among other things, the Valuation Analysis prepared by Agio.

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55.        Hanover’s shareholders have to decide whether to accept $0.25 per share for their equity interests in the Company or pursue their appraisal rights, yet the defendants have failed to provide them with material information and/or have provided them with materially misleading information concerning the value of the Company, thus preventing them from making an informed decision.

56.        First, the Proxy implies that there was or could have been an attempt to sufficiently ascertain the true value of Hanover through open bidding or a “market check” mechanism. Specifically, the Proxy identifies a “lack of better offers from other third parties” as one of the reasons for the Board’s reasons for the merger. This statement is misleading because it fails to account for Chelsey’s earlier public statement, in connection with the First Offer, that it was only interested in acquiring the remaining shares of common stock that it does not already own and has no interest in selling its interests in Hanover. Not surprisingly, that public statement would not and did not send a message to other potential bidders that an alternative transaction involving any bidder other than Chelsey would even be possible. Implying that the Proposed Transaction is fair because no other bidder chose to waste their time making an offer that could not be successful is false and misleading.

57.        Second, the Proxy indicates that Agio reviewed seven offers that Hanover had received in the past five years to acquire the assets of Hanover, the common and preferred shares of Hanover and/or one of Hanover’s subsidiaries. The Proxy is completely silent, however, concerning the nature and extent of the discussions with any of these bidders. Moreover, the Proxy indicates that Agio excluded two of the seven offers from its consideration, but does not provide the reason(s) why these two were excluded. As such, shareholders are wholly unable to

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evaluate the reliability and/or relevance of this information to the decision they now have to make -- whether to accept the merger consideration or pursue their appraisal rights.

58.        Third, the Proxy shockingly indicates that, at the time Houlihan was retained, Hanover management had not prepared any projections concerning the future of the Company. Upon information and belief, the Company did, in fact, prepare an annual budget and, in addition, regular “flash reports” concerning the Company’s progress and prospects. It is well established that a properly performed discounted cash flow analysis, based upon management projections prepared in the normal course of business, is a highly relevant indicator of the value of a company. Here, the Proxy is misleading concerning whether certain financial projections even existed and, if so, whether it was considered by the parties and their advisors. More importantly, this material information is not being provided to the Company’s public shareholders who desperately need it in order to make an informed decision concerning the value of the Company.

59.        Fourth, the Agio Valuation Analysis is seriously flawed. The nature and extent of these flaws bear directly on the reliability of the Valuation Analysis and Agio’s conclusions concerning the value of the Company. In order to make the information in the Disclosure Documents not misleading and to provide Hanover’s shareholders with all required material information, the following information must be disclosed to the Company’s shareholders to enable them to make an informed decision concerning the value of the Company and the reliability of Agio’s analyses and conclusions. Specifically, Hanover’s shareholders need a full and complete understanding of the following:

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a.

In its valuation summary, Agio calculates multiples based on earnings for “Projected 12 months ended December 31, 2006” and earnings for “Latest 12 months ended September 30, 2006.” However, without explanation, Agio applied the December 31, 2006 earnings to the median multiples from the comparable companies analyzed by Agio, but they applied the Company’s September 30, 2006 earnings to the low multiples from the comparable companies analyzed by Agio. Implicit in this analysis are the conflicting conclusions that, as of September 30, 2006, Hanover’s prospects were worse than the prospects of the comparable companies identified by Agio on a relative basis, but that, as of December 31, 2006, Hanover’s prospects were consistent with the prospects of the comparable companies identified by Agio on a relative basis. The Proxy offers no explanation for Agio’s inconsistent application of data in this analysis. This apples to oranges comparison is inappropriate and provides inconsistent results and serves only to confuse shareholders on the issue of valuation. Notably, if normalized (to provide an appropriate apples to apples comparison), Agio’s analysis implies significantly more value to the Company. For example, applying the September 30, 2006 earnings to the median multiples results in a 34% increase in the valuation implied by the EBIT multiple and a 25% increase in the valuation implied by the EBITDA multiple, which equates to an average increase of $21.2 million, or nearly $1 per share of additional value.

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b.

In the Valuation Analysis attached to the 13E3, Agio identifies the comparable companies that it utilized in the Valuation Analysis as well as the companies that were excluded from that analysis. Omitted from the Disclosure Documents, however, is any explanation concerning the basis for Agio’s inclusions or exclusion of particular companies from that list. Moreover, there are several additional comparable companies (for example, those identified by Houlihan in its analyses and others identified by plaintiffs’ expert as well) that do not appear on either of Agio’s lists which, of course, implies that they did not consider them at all! Some explanation is necessary if Hanover’s shareholders are expected to be able to garner any understanding of the basis for Agio’s analyses and/or conclusions. Absent this information, Hanover’s public shareholders will be unable to evaluate the reliability of those analyses and/or conclusions.

c.

The Disclosure Documents indicate that Agio considered 56 transactions in its Precedent Transactions Analysis. Yet, only twenty of those are specifically identified and, among those twenty, five involved private entities for which no relevant information (i.e., multiple(s) assumed) is disclosed by Agio or otherwise publicly available. The defendants concede the omission with respect to these companies, admitting in the 13E3 that a “multiple has been included in calculation but not disclosed for confidentiality purposes.” In fact, no information concerning the multiples implied by any of the identified transactions is disclosed in the Disclosure Documents. Moreover, Agio failed

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to consider other relevant transactions, including, but not limited to, Hanover’s own sale of Improvements in 2001 and the sale of Cornerstone Brands, Inc. to IAC in 2005. Notably, Agio, without explanation, did not seemingly consider several of the transactions considered comparable by Houlihan. Without this material information, Hanover’s public shareholders are left without the tools necessary to evaluate Agio’s Valuation Analysis (or otherwise authenticate any of their summaries) and/or the fairness of the Proposed Transaction.

d.

The WACC relied upon by Agio is exceedingly high. The Proxy indicates that Agio calculated Hanover’s WACC at between 20.4% and 22.4%. Yet, even in those very transactions utilized by Agio (where a discounted cash flow analysis was performed and for which public information is available), the range of WACC used by the financial advisors in those transactions was only between 13% and 20%. Although plaintiffs believe the high end of that range to be inappropriately high, using those figures (as opposed to the figures utilized by Agio) would cause an increase of up to 25% to the Company’s enterprise value.

e.

As another example of Agio making inconsistent assumptions throughout the Valuation Analysis, the exit multiples utilized by Agio are lower than the comparable companies’ multiples utilized by Agio. Specifically, without explanation, Agio utilizes a range of terminal values in its Discounted Cash Flow analysis of 6.5 to 8. However, they use the median EBITDA multiple of

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9.3 in its Comparable Companies Analysis. The basis for the assumptions utilized by Agio in its analyses, including but not limited to the reasons for its choice of different multiples and inconsistent application in each of its analyses, must be disclosed to Hanover’s shareholders to enable them to have any understanding of the analyses and/or conclusions contained in Agio’s Valuation Analysis (or otherwise be able to authenticate any of their summaries).

f.

The Proxy indicates that Agio performed its valuation analysis using “traditional valuation assumptions and methodologies.” Yet, omitted from the Proxy is any Premiums Paid Analysis. Instead, shareholders are provided only with the following statement: “Agio explained that its analysis did not give weight to the market prices of the Company’s common stock based on Agio’s judgment that the market was trading on a speculative, as opposed to an economic, basis.” A convenient explanation in light of the fact that the Proposed Transaction represents a 79% discount to the Company’s trading price prior to the announcement of the Proposed Transaction.

g.

Lastly, upon information and belief, Hanover management prepares, in the regular course of business, an annual budget as well as “flash reports” concerning the Company’s progress and prospects. This material information is omitted from the Proxy. Moreover, the Proxy is silent on whether Agio or Houlihan reviewed this information and/or whether any adjustments were made to the data therein by the parties and/or their advisors. Management’s

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views, and the views of their financial advisors, concerning the Company’s progress and prospects is highly material to any analysis of Hanover’s value and is a key component in any analysis of whether a shareholder should accept an offer or pursue an appraisal of their stock. Certainly, Chelsey was and is privy to this information. As such, this information must be disclosed to the Company’s public shareholders.

60.        Finally, and perhaps most importantly, notwithstanding the defendants’ recommendation in the Proxy in favor of the Proposed Transaction, Hanover’s public shareholders have not been provided with any fairness opinion upon which to rely, nor have they been provided with any independent recommendation from the directors who owe them the highest fiduciary duties. Instead, they have been told by the people who want to buy their stock at the lowest price possible, and without good reason, to disregard the conclusions of the Company’s former financial advisor that even $1.25 does not represent fair value for their shares, in favor of the confusing and flawed analyses and conclusion by Agio that the Company’s common stock is worth nothing.

61.        Absent the injunction relief requested herein, plaintiffs and the Class will suffer irreparable harm.

COUNT I

BREACH OF FIDUCIARY DUTIES – PRICE AND FAIR PROCESS

62.	Plaintiffs repeat and reallege each allegation set forth herein.

63.        The Defendants were and are under a duty to act in the interests of the equity owners and to act in accordance with their fundamental duties of due care and loyalty. In this

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going-private transaction, this in obligation requires defendants to provide Hanover shareholders with both fair price and fair process.

64.        Because of its control over the Company and the Board, Chelsey is in a position to dictate the terms of any transaction. The directors are all affiliated with Chelsey and/or otherwise are beholden to Chelsey for their positions and the perquisites that they enjoy therefrom and cannot represent or protect the interests of the Company’s public shareholders with impartiality and vigor.

65.        Chelsey has manipulated the Company, its financials, and its public statements about Hanover’s current and potential future value. This manipulation has directly depressed the Company’s stock price and ensured Chelsey’s ability to acquire the remaining shares of the Company that it does not already own at less than fair value from the Company’s public shareholders. Moreover, by causing the Company to issue convertible debt in exchange for its loans to the Company, Chelsey has intentionally caused the level of Hanover’s EBITDA to decrease, resulting in an overall reduction in the value of the Company.

66.        Chelsey has timed the proposal to freeze out Hanover’s public shareholders in order to capture for itself Hanover’s current value and future potential at a significant discount and without paying an adequate or fair price to the Company’s public shareholders. Indeed, it is uncertain whether the price in the Proposed Transaction reflects Hanover’s anticipated results for the fourth quarter 2006, traditionally the best quarter for the Company.

67.        Chelsey timed the announcement of the Proposed Transaction to place an artificial lid on the market price of Hanover’s stock so that the market would not reflect

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Hanover’s actual value or improving potential, thereby purporting to justify an unreasonably low price.

68.        Chelsey has access to internal financial information about Hanover, its true value, expected increase in true value and the benefits of 100% ownership of Hanover to which plaintiffs and the Class members are not privy. Chelsey is using such inside information to benefit itself in this transaction, to the detriment of the Hanover’ public stockholders.

69.        Chelsey has clear and material conflicts of interest and is acting to better its own interests at the expense of Hanover’s public shareholders. Chelsey, through its control over each and every member of the Company’s Board of Directors, is engaging in self-dealing and not acting in good faith toward plaintiffs and the other members of the Class. By reason of the foregoing, defendants have breached and are breaching their fiduciary duties to the members of the Class.

70.        Indeed, the Proxy indicates that the Board of Directors recommends that Hanover shareholders accept the Proposed Transaction, and in the next breath, states that the Chelsey directors make no recommendation to Hanover shareholders on the Proposed Transaction, indicative of the flawed process in this matter.

71.        There was no Special Committee established, nor could there have been, to oversee the best interests of Hanover’s public shareholders in the Proposed Transaction, making judicial intervention in this matter critical to prevent defendants from stomping on the most fundamental rights of shareholders under Delaware law.

72.        The Valuation Analysis provided by Agio was not intended to be a fairness opinion to be provided to Hanover’s minority shareholders. Indeed, defendants did not even

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attempt to seek one from an independent investment advisor, again in dereliction of their fiduciary duties to Hanover’s public shareholders.

73.        Moreover, the Proposed Transaction is not conditioned upon a vote by the majority of the minority shareholders; in light of the gross procedural flaws inherent in the process leading up to the defendants entering into the definitive agreement, such a vote is required.

COUNT II

BREACH OF FIDUCIARY DUTY – DISCLOSURE

74.	Plaintiffs repeat and reallege each of the foregoing paragraphs.

75.        Defendants are required, in this going-private transaction, to disclose all material facts to the minority shareholders so that shareholders can make an informed decision whether to accept the merger consideration or seek appraisal. Defendants have breached this duty by failing to provide Hanover shareholders with material information which would affect their voting decision as set forth above in paragraphs 54 through 60.

76.        Unless the Proposed Transaction is enjoined by the Court, defendants will continue to breach their fiduciary duties owed to plaintiffs and the members of the Class to the irreparable harm of the members of the Class.

77.	Plaintiffs and the Class have no adequate remedy at law.

WHEREFORE, plaintiffs pray for judgment and relief as follows:

A.           Ordering that this action may be maintained as a class action and certifying plaintiffs as Class representatives;

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B.           Preliminarily and permanently enjoining defendants and all persons acting in concert with them, from proceeding with, consummating or closing the Proposed Transaction;

C.           In the event the Proposed Transaction is consummated, rescinding it and setting it aside or awarding rescissory damages to the Class;

D.           Directing defendants to account to Class members for their damages sustained as a result of the wrongs complained of herein;

E.           Awarding plaintiffs the costs of this action, including reasonable allowance for plaintiffs’ attorneys’ and experts’ fees;

F.	Granting such other and further relief as this Court may deem just and proper.
ROSENTHAL, MONHAIT & GODDESS, P.A.

______________________________________
Carmella P. Keener (Del. Bar No. 2810)

Jessica Zeldin (Del. Bar No. 3558)

919 Market Street, Suite 1401
P.O. Box 1070
Wilmington, De 19899
(302) 656-4433
Attorney for Plaintiffs

OF COUNSEL:

Emily C. Komlossy

LABATON SUCHAROW

& RUDOFF LLP

3595 Sheridan Street, Suite #206

Hollywood, FL 33021

(954) 322-8601

and

100 Park Avenue

New York, NY 10017

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(212) 907-0700

Patricia C. Weiser

THE WEISER LAW FIRM, P.C.

121 N. Wayne Avenue, Suite 100

Wayne, PA 19087

(610) 225-2677

December 22, 2006

32

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